Exhibit 16.1

May 15, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read the statements made by Paramount Acquisition Corp. under Item 4.01 of its Form 8-K/A dated May 1, 2007.  We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of Paramount Acquisition Corp. contained therein.

Very truly yours,

/s/  MARCUM & KLIEGMAN LLP

Marcum & Kliegman LLP

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